Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-298725 on Form N-14 (this “Registration Statement”) of our report dated March 25, 2026, relating to the consolidated financial statements and financial highlights (in Note 12) of MSD Investment Corp and subsidiaries (collectively, “the Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, and to the references to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” which are part of such Registration Statement.

We also consent to the reference to our previously filed report dated September 1, 2026, relating to information set forth under the heading “Senior Securities”, included as an exhibit in the Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
September 25, 2026